FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., Chairman, President and CEO

PHONE: 215-256-8851 ext. 2300

RECORD QUARTERLY EARNINGS AT

HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (July 14, 2003) - Harleysville National Corporation (HNC) (Nasdaq:HNBC), announced record second quarter 2003 earnings of $9,101,000, an 8.6% increase over second quarter 2002 earnings of $8,378,000. Net income for the first six months of 2003 was $17,566,000, an 8.5% increase over the $16,191,000 for the comparable period in 2002. This continues the company's 28 consecutive years of record earnings.

For the quarter ending June 30, 2003, diluted earnings per share of $.46 were 9.5% higher than the $.42 earned during the second quarter of 2002, and basic earnings per share at $.48 were up 9.1% from $.44 in the second quarter of 2002. For the first six months of 2003, diluted earnings per share of $.90 were up 9.8% from $.82 in the comparable period last year. Basic earnings per share of $.92 for the first six months of 2003 were 8.2% higher than the $.85 year-to-date June 30, 2002.

"This record performance, in a soft economy, is the result of our continued emphasis on core banking strategies. We had significant profits from our investment portfolio as we shortened maturities and paid down borrowings. We had strong mortgage banking income. We controlled operating expenses and maintained good asset quality," said Walter E. Daller Jr., Chairman, President and CEO of HNC.

Net interest income on a fully tax-equivalent basis in the second quarter of 2003 decreased $102,000 or .5% over the same period in 2002. This slight decrease in tax-equivalent net interest income was the result of a lower net interest margin in the second quarter of 2003, compared to the second quarter of 2002. This was partially offset by the interest income generated from increased earning assets. The net interest margin for the second quarters of 2003 and 2002 was 3.82% and 4.22%, respectively. However, the 2003 second quarter net interest margin continued the trend of increasing quarterly net interest margins, with the first quarter 2003 net interest margin at 3.68% and the fourth quarter of 2002 at 3.64%. The lower net interest margin in the second quarter of 2003, compared to the second quarter of 2002, was also impacted by slow loan growth. Total loans decreased $10,369,000 from June 30, 2002, to June 30, 2003, impacted by declines in the indirect vehicle and auto leasing portfolios. Net of these two products, total loans grew 5.8%, led by increases in commercial related and home equity loans.

During the second quarter of 2003, the corporation continued to manage its balance sheet position for the longer term by locking in historically low rates on new long-term borrowings and paying off $29 million of Federal Home Loan Bank borrowings prior to their scheduled maturity dates. These borrowings carried rates over 6%. The early retirement of these borrowings resulted in a $2,594,000 prepayment fee. The $4,774,000 net security gains were partially used to offset these fees. The corporation should begin to recognize the benefits of the early retirement of these borrowings during the third quarter of 2003.

The corporation maintained its strong loan quality during the second quarter of 2003. The ratio of the allowance for loan losses to nonperforming loans was 301.0% at June 30, 2003, compared to 272.8% at December 31, 2002, and 286.0% at June 30, 2002. Nonperforming assets, including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due was .27% of total assets at June 30, 2003, and December 31, 2002, and .29% at June 30, 2002.

Total deposits grew $84,507,000, or 4.7%, from June 30, 2002, to June 30, 2003 as a result of the growth in core deposits. Core deposit growth of $158,602,000 or 15.0%, was partially offset by a $74,095,000 or 10.1% reduction in higher rate certificates of deposits.

Other operating income of $9,959,000, earned in the second quarter of 2003, included security gains of $4,774,000. Net of the security gains, second quarter 2003 other operating income increased $309,000, or 6.3%, compared to the same period in 2002. The increase is primarily the result of gains on the sale of residential mortgages, mortgage servicing fees and increases in service charges.

Net of the prepayment fee related to the early retirement of the Federal Home Loan Bank borrowings, the corporation's second quarter 2003 other operating expenses of $14,533,000 decreased $181,000 or 1.2% from $14,714,000 in the second quarter of 2002. This reduction was the result of a $427,000 decrease in the off-lease vehicle residual reserve expense and lower expenses related to HNC Reinsurance Company of $452,000. Partially offsetting this reduction were increases in salaries and employee benefits, occupancy and furniture and fixtures costs of $480,000, $61,000 and $57,000, respectively. Net of the residual reserve expense and the HNC Reinsurance Company expenses, other expenses grew $100,000, primarily due to higher marketing expenses.

Providing Real Life Financial Solutions, Harleysville National Corporation (HNC) has assets in excess of $2.4 billion and operates 40 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.
Harleysville National Corporation
Consolidated Selected Financial Data
June 30, 2003
(unaudited)

For the period:	Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
	2003	2003	2002	2002	2002	2003	2002
Interest Income	$ 29,889	$ 30,585	$ 32,371	$ 33,118	$ 33,452	$ 60,474	$ 67,141
Interest Expense	10,084	11,386	13,088	13,439	13,002	21,470	26,083
Net Interest Income	19,805	19,199	19,283	19,679	20,450	39,004	41,058
Provision For Loan Losses	1,320	609	969	956	1,094	1,929	2,445
Net Interest Income After
Provision For Loan Losses	18,485	18,590	18,314	18,723	19,356	37,075	38,613

Service Charges	1,937	1,830	1,929	1,846	1,627	3,767	3,148
Security Gains, Net	4,774	1,316	282	719	1,243	6,090	2,474
Trust and Investment Services Income	978	888	955	896	1,031	1,866	1,914
Bank-Owned Life Insurance Income	631	631	789	631	631	1,262	1,269
Income on Life Insurance	-	1,119	-	-	-	1,119	-
Other Income	1,639	1,427	1,485	1,349	1,587	3,066	2,837
Total Other Income	9,959	7,211	5,440	5,441	6,119	17,170	11,642

Salaries, Wages and Employee Benefits	7,876	7,841	7,182	7,550	7,396	15,717	15,081
Occupancy	882	1,023	927	844	821	1,905	2,058
Furniture and Equipment	1,376	1,305	1,500	1,428	1,319	2,681	2,607
Prepayment Fee	2,594	-	-	-	-	2,594	-
Other Expenses	4,399	5,344	3,994	3,679	5,178	9,743	9,447
Total Other Operating Expenses	17,127	15,513	13,603	13,501	14,714	32,640	29,193

Income Before Income Taxes	11,317	10,288	10,151	10,663	10,761	21,605	21,062
Income Tax Expense	2,216	1,823	1,828	2,250	2,383	4,039	4,871
Net Income	$ 9,101	$ 8,465	$ 8,323	$ 8,413	$ 8,378	$ 17,566	$ 16,191

Per Common Share Data:
Weighted Average Common Shares - Diluted	19,632,518 /	19,575,609 /	19,641,918 /	19,687,990 /	19,653,576 /	19,624,823 /	19,734,455 /
Weighted Average Common Shares - Basic	19,023,388 /	19,016,312 /	19,063,209 /	19,113,519 /	19,131,175 /	19,019,870 /	19,155,746 /
Net Income Per Share - Diluted	$ 0.46	$ 0.43	$ 0.42	$ 0.43	$ 0.42	$ 0.90	$ 0.82
Net Income Per Share - Basic	$ 0.48	$ 0.45	$ 0.43	$ 0.44	$ 0.44	$ 0.92	$ 0.85
Cash Dividend Per Share *	$ 0.190	$ 0.190	$ 0.210	$ 0.171	$ 0.162	$ 0.380	$ 0.324
Book Value	$ 11.77	$ 11.32	$ 10.84	$ 10.93	$ 10.88
Market Value	$ 26.94	$ 24.33	$ 26.53	$ 24.14	$ 25.72

* The cash dividend payable December 16, 2002 included a $.03 special cash dividend.

	2003	2003	2002	2002	2002
Asset Quality Data:	2Q	1Q	4Q	3Q	2Q
Nonaccural Loans	$ 4,146	$ 4,492	$ 5,109	$ 5,325	$ 4,888
90 + Days Past Due Loans	1,681	1,406	1,193	1,580	1,005
Nonperforming Loans	5,827	5,898	6,302	6,905	5,893
Net Assets In foreclosure	729	485	390	473	658
Nonperforming Assets	$ 6,556	$ 6,383	$ 6,692	$ 7,378	$ 6,551
Loan Loss Reserve	$ 17,538	$ 16,902	$ 17,190	$ 17,139	$ 16,855
Loan Loss Reserve / Loans	1.31%	1.26%	1.29%	1.28%	1.25%
Loan Loss Reserve / Nonperforming Loans	301.0%	286.6%	272.8%	248.2%	286.0%
Nonperforming Assets / Total Assets	0.27%	0.26%	0.27%	0.30%	0.29%
Net Loan Charge-offs	$ 684	$ 898	$ 918	$ 672	$ 364
Net Loan Charge-offs (annualized)
/ Average Loans	0.20%	0.27%	0.28%	0.20%	0.11%

	2003	2003	2002	2002	2002	2003	2002
Selected Ratios (annualized):	2Q	1Q	4Q	3Q	2Q	Year-to-date	Year-to-date
Return on Average Assets	1.49%	1.38%	1.34%	1.44%	1.51%	1.44%	1.47%
Return on Average Shareholders' Equity	16.67%	16.18%	16.10%	16.71%	17.38%	16.43%	16.81%
Return on Average Shareholders'
Realized Equity *	17.53%	16.78%	16.81%	17.29%	17.54%	17.16%	17.08%
Yield on Earning Assets (FTE)	5.57%	5.65%	5.86%	6.33%	6.70%	5.61%	6.78%
Cost of Interest Bearing Funds	2.12%	2.34%	2.64%	2.92%	2.99%	2.23%	3.03%
Net Interest Margin (FTE)	3.82%	3.68%	3.64%	3.90%	4.22%	3.75%	4.27%
Leverage Ratio	8.73%	8.49%	8.19%	8.61%	8.87%

* Excluding unrealized gain (loss) on investment securities available for sale.

Balance Sheet (Period End):	2003	2003	2002	2002	2002
	2Q	1Q	4Q	3Q	2Q
Assets	$2,406,132	$2,470,414	$2,490,864	$2,472,052	$2,292,155
Earning Assets	2,244,720	2,324,511	2,346,669	2,318,495	2,149,142
Securities	866,191	959,095	971,467	949,276	788,132
Loans, Net	1,335,919	1,337,130	1,333,292	1,344,199	1,346,288
Other Earning Assets	42,610	28,286	41,910	25,020	14,722
Total Deposits	1,873,218	1,953,466	1,979,822	1,951,199	1,788,711
Non-Interest Bearing Deposits	291,454	270,759	269,781	267,254	256,407
Interest Bearing Checking	218,200	234,660	249,646	251,571	185,455
Money Market	483,326	507,913	488,944	427,006	410,791
Savings	220,001	212,967	202,003	197,122	201,726
Time, under $100,000	503,850	516,994	526,885	534,967	525,893
Time, $100,000 or greater	156,387	210,173	242,563	273,279	208,439
Other Borrowings	254,563	247,919	253,906	255,002	250,169
Federal Home Loan Bank	153,750	162,750	162,750	162,750	162,750
Other Borrowings	100,813	85,169	91,156	92,252	87,419
Shareholders' Equity	223,849	215,109	206,206	208,666	198,153

Balance Sheet (Daily Average):	2003	2003	2002	2002	2002
	2Q	1Q	4Q	3Q	2Q
Assets	$2,435,580	$2,450,397	$2,491,372	$2,342,225	$2,221,868
Earning Assets	2,305,590	2,321,612	2,360,479	2,213,646	2,096,067
Securities	948,782	970,336	1,000,651	856,783	707,268
Loans, Net	1,342,758	1,329,093	1,337,848	1,339,041	1,340,543
Other Earning Assets	14,050	22,183	21,980	17,822	48,256
Total Deposits	1,889,663	1,938,766	1,966,489	1,831,087	1,732,297
Non-Interest Bearing Deposits	260,688	242,793	244,785	242,568	235,992
Interest Bearing Checking	223,152	235,502	248,302	203,621	180,305
Money Market	493,561	498,328	476,107	408,673	411,330
Savings	216,445	207,512	201,157	201,034	196,945
Time, under $100,000	510,703	523,089	529,515	533,923	507,885
Time, $100,000 or greater	185,114	231,542	266,623	241,268	199,840
Other Borrowings	274,567	252,411	263,062	253,855	242,938
Federal Home Loan Bank	164,794	162,750	162,750	162,750	159,179
Other Borrowings	109,773	89,661	100,312	91,105	83,759
Shareholders' Equity	218,363	209,241	206,739	201,402	192,786